SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 29, 2014
Date of report (Date of earliest event reported)

____________________________________

BIOLIFE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18710	94-3076866

(State or Other Juris-	(Commission File No.)	(IRS Employer
diction of Incorporation)		Identification No.)

3303 Monte Villa Parkway, Bothell, WA 98021
(Address of principal executive offices, including zip code)

(425) 402-1400
(Registrant’s telephone number, including area code)

____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencemnt communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Ruel 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

LLC Agreement

On September 29, 2014, BioLife Solutions, Inc. (the “Company”) entered into a limited liability company agreement (the “LLC Agreement”) with SAVSU Technologies, LLC, a Delaware limited liability company (“SAVSU”) to create a 20-year joint venture for the purpose of acquiring, developing, maintaining, owning, operating, leasing and selling an integrated platform of a cloud-based information service and precision thermal shipping products (the “Products”) based on SAVSU’s next generation EVO smart container shipment platform (the “Smart Containers”).

The joint venture vehicle, biologistex CCM, LLC, is structured as a Delaware limited liability company (“biologistex”).  The Company will make an initial capital contribution of $2.4 million, and SAVSU will contribute exclusive distribution rights to the Smart Containers under the Supply and Distribution Agreement (as defined below).  The Company will also pay SAVSU $1 million in consideration of SAVSU’s participation in biologistex.

The Company and SAVSU will be the only initial members of biologistex, holding 52% and 48%, respectively, of the outstanding units of membership interests (“Units”).  Distributions of net cash flow, if any, are to be made in proportion to the members’ ownership of Units.  Approval of both members is generally required for any matter subject to a member vote.  Units may not be transferred without, among other things, the consent of all members and the admission of the transferree as a member.  biologistex and the biologistex members have rights of first refusal with respect to certain proposed transfers of Units.

biologistex will be managed by a board of managers.  Each of the Company and SAVSU are entitled to appoint two members to the biologistex board of managers.  The approval of at least three of the four managers is generally required for any matter subject to a board of managers vote.

The LLC Agreement also contains customary representations and warranties and indemnity and confidential information provisions.

Supply and Distribution Agreement

On September 29, 2014, biologistex and SAVSU entered into a supply and distribution agreement (the “Supply and Distribution Agreement”) whereby biologistex became the exclusive, worldwide distributor of Smart Containers.  Pursuant to the Supply and Distribution Agreement, biologistex agrees to purchase a minimum number of Smart Containers over a 24 month period for an aggregate purchase price of approximately $2.6 million.  Under the terms of the agreement, SAVSU must fulfill all obligations required of it to permit biologistex to make the Products available for marketing, sales and acceptance of customer orders.  The Supply and Distribution Agreement has an initial term of 20 years unless terminated early by its terms.

The Supply and Distribution Agreement also contains customary warranty, performance and indemnity provisions and provisions addressing the protection of confidential information and intellectual property rights.

Services Agreement

On September 29, 2014, the Company and biologistex entered into a services agreement (the “Services Agreement” and, together with the LLC Agreement and the Supply and Distribution Agreement, the “Agreements”) whereby the Company will provide services to biologistex related to operations, sales, marketing, administration and development of a cloud-based software system for tracking and managing the Products (the “Services”).  The Supply and Distribution Agreement has an initial term of 20 years unless terminated early by its terms

Pursuant to the Services Agreement, the Company agreed to manage biologistex to achieve certain minimum sales targets within 12 and 24 months of the date of the agreement.  biologistex will pay the Company monthly for expenses incurred and certain overhead expenses.  In practice, until biologistex has achieved sufficient revenue to pay such expenses, it may be necessary for the Company to fund such reimbursements via inter-company loans to biologistex.

The Services Agreement also contains customary warranty and indemnity provisions and provisions addressing the protection of confidential information.

The foregoing summaries of the LLC Agreement, the Supply and Distribution Agreement and the Services Agreement are qualified in their entirety by reference to the text of each Agreement, copies of which will be attached as exhibits to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2014.

The Company issued a press release dated September 30, 2014 to announce the execution of the Agreements.  The press release is incorporated herein by reference and attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated September 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLIFE SOLUTIONS, INC.

Date: September 30, 2014	By:	/s/ Daphne Taylor
Daphne Taylor
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 30, 2014